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                                                                            99.2
                           1992 RESTRICTED STOCK PLAN

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                       BEI MEDICAL SYSTEMS COMPANY, INC.
                           1992 Restricted Stock Plan
                         As amended through March 1998

1.  PURPOSE.

     The purpose of this Plan is to promote the long-term growth and profitability of the Company and the value of its Common Stock by (i) providing certain individuals who provide services to the Company with increased incentive to contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward persons of exceptional skill for positions of substantial responsibility.

2.  DEFINITIONS.

     Whenever used herein, the following terms shall have the meanings set forth below:

    (a) "Board" or "Board of Directors" means the Board of Directors of BEI Medical Systems Company, Inc.

    (b)  "Code" means the Internal Revenue Code of 1986, as amended.

    (c) "Committee" means the Compensation Committee designated by the Board which shall consist of two (2) or more members of the Board who shall, in the discretion of the Board, consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

    (d) "Common Stock" shall mean the Common Stock, $.001 par value, of BEI Medical Systems Company, Inc.

    (e)  "Company" means BEI Medical Systems Company, Inc. and/or its
         Subsidiaries.

    (f) "Disability" means a permanent and total disability as defined in the BEI Long-term Disability Plan or, if designated by the Committee with respect to a grant under the Plan, Section 22(e)(3) of the Code.

    (g)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (h) "Fair Market Value" means the closing price of the Common Stock as reported on the Nasdaq National Market (or other securities exchange) for the date in question, or if no sales of the Common Stock were reported on such day, the closing price of the Common Stock on the last preceding day when the sale of Common Stock was reported on the Nasdaq National Market.

    (i) "Non-Employee Director" means a member of the Board who either (i) is not a current employee or officer of the Company or any "affiliate," does not receive compensation (directly or indirectly) from the Company or any "affiliate" for

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         services rendered as a consultant or in any capacity other than as a member of the Board (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933, as amended ("Regulation S-K"), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

    (j) "Outside Director" means a member of the Board who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a member of the Board, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    (k) "Participant" means an individual to whom Restricted Stock is granted under the Plan.

    (l) "Restricted Stock" means Common Stock granted to a Participant pursuant to section 6 of the Plan.

    (m)  "Retirement" means termination of Participant's employment with a
         Company: (i) after Participant has reached 65 years of age, and (ii) after Participant has ten or more years of service with the Companies.

    (n) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 in effect when discretion is being exercised with respect to the Plan.

    (o) "Subsidiary" means a corporation, 50% or more of whose voting securities are owned by the Company.

3.  ADMINISTRATION.

     The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee is authorized to (i) select Participants, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) interpret the Plan and (iv) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders and the Participants in the Plan. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

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4.  SHARES AVAILABLE FOR THE PLAN.

     Subject to adjustments as provided in section 12 of the Plan, up to an aggregate of 700,000 shares of Common Stock may be issued pursuant to the Plan. Such reserve is comprised of (i) 350,000 shares reserved for issuance upon adoption of the Plan plus (ii) an additional 350,000 approved by the Committee in January 1997. Shares issued under the Plan may be authorized but unissued shares, shares held in the treasury of the Company, or shares purchased on the open market. To the extent any grant under the Plan expires, terminates unexercised, becomes unexercisable or is forfeited, such shares shall thereafter be available for further grants under the Plan.

5.  PARTICIPATION.

     Participation in the Plan shall be limited to those officers, directors , other employees and consultants of the Company who are believed by the Committee to be in a position to make substantial contribution to the success of the Company. Nothing in the Plan or in any grant thereunder shall confer any right on any employee, director or consultant to continue in the employ or service of the Company or shall interfere in any way with the right of the Company to terminate an employee, director or consultant at any time.

     Subject to the provisions of section 12 relating to adjustments upon changes in stock, no person shall be eligible to receive more than one hundred twenty thousand (120,000) shares of Restricted Stock in any fiscal year.

6.  RESTRICTED STOCK.

     The Committee may at any time and from time to time grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it determines. Each grant of Restricted Stock under the Plan shall be evidenced by a restricted stock agreement which shall contain such terms and conditions not inconsistent with the Plan as the Committee shall determine; provided, however, that each grant of Restricted Stock shall satisfy the following requirements:

     (a) Shares of Restricted Stock may be granted as a bonus and issued for no consideration other than services rendered, or may be sold to a Participant at such price and for such consideration as may be determined by the Committee, provided, however, that the Company shall receive the minimum amount required for such shares to be fully paid, nonassessable shares under Delaware law.

     (b) Each grant of Restricted Stock shall specify the restrictions applicable thereto, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the grant. The restricted period shall terminate for 15% of the shares so granted on each of the first five anniversaries of the grant and the final 25% restriction will terminate on the sixth anniversary of the grant unless the Committee shall otherwise determine. The Committee may elect to accelerate vesting.

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     (c)  The Committee may require, at its discretion, that Participants surrender for cancellation any outstanding stock options granted to such Participants pursuant to the Company's stock option plans.

     (d) The Participant shall be required to deposit the shares of Restricted Stock with the Company during the restriction period and to execute a blank stock power therefor.

     (e) The Participant shall, during the restriction period, have all of the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (or amounts equivalent to dividends), unless the Committee shall otherwise determine.

     (f) Upon termination of a Participant's employment during the restriction period, all shares of Restricted Stock as to which restrictions have not lapsed shall be forfeited; provided, however, that no shares of Restricted Stock shall be forfeited upon termination of employment due to Retirement, Disability or death. In any such event, any remaining restriction period shall terminate for all Restricted Stock of the retired, disabled or deceased Participant, as the case may be. In the event that a Participant forfeits any shares of Restricted Stock, the Company shall reacquire such shares and shall pay to the Participant an amount equal to the amount, if any, paid by the Participant for such shares.

7.  CHANGE IN CONTROL.

     In the event of a Change in Control, any remaining restrictions on all shares of Restricted Stock shall immediately terminate and the Committee, as constituted before such Change in Control, may take any one or more of the following actions: (i) provide for the purchase of such Restricted Stock by the Company, upon a Participant's request in an amount equal to such stock's Fair Market Value; (ii) make additional grants of Restricted Stock as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such new grant then outstanding, or new rights substituted therefor, to be assumed by the acquiring or surviving corporation upon such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement pertaining to such grants as it may deem equitable and in the best interests of the Company.

     For purposes of the Plan, "Change in Control" shall be deemed to have occurred if (a) any entity, person or Group (other than the Company or a Subsidiary) acquires shares of Common Stock in a transaction or in a series of transactions that result in such entity, person or Group directly or indirectly owning beneficially more than fifty percent (50%) of the outstanding shares of Common Stock; (b) there is a merger, consolidation or sale of all or substantially all of the assets of the Company; (c) there is a contested election of directors of the Company which results in a majority of the members of the Board recommended by the Company not being elected; (d) there is a change in composition within a sixty (60) day period of a majority of the Company's Board of Directors; or (e) there is any other event which results in change in voting power sufficient to elect a majority of the Board. Notwithstanding the foregoing, in no event shall (a) the dividend to be paid to shareholders of the Company on the record date for such

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dividend of one share of the Common Stock of BEI Technologies, Inc. for each share of Common Stock of the Company then owned by each such shareholder, (b) any transfer of assets of the Company in connection with such dividend, or (c) a change in the composition of the Board of Directors of the Company in connection with such dividend constitute a "Change in Control" for any purpose under the Plan.

     A "Group" shall consist of two or more persons acting as a partnership, limited partnership, syndicated, or other group for the purpose of acquiring, holding or disposing of voting securities of the Company.

8.  WITHHOLDING TAXES.

     The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for Common Stock issued thereunder, that the Participant pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of Common Stock. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant any federal, state or local taxes of any kind required by law or be withheld with respect to any grant or to the delivery of Common Stock under the Plan.

     Subject to Committee approval, a Participant may elect to deliver shares of Common Stock (or have the Company withhold shares of Restricted Stock) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with a grant or a delivery of Common Stock under the Plan. Such election must be made on or before the date the amount of tax is to be withheld is determined and, if applicable, subject to rules and regulations under Section 16(b) of the Exchange Act. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value on the date last preceding the date the amount of tax to be withheld is determined.

9.   TRANSFERABILITY.

     No Restricted Stock granted under the Plan shall be transferable other than by will or the laws of descent and distribution during the restriction period.

10.  LISTING AND REGISTRATION.

     If the Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any Restricted Stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such shares shall be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

11.  TRANSFERS.

     Transfer of a Participant from the Company to a Subsidiary, from a Subsidiary to the Company, and from one Subsidiary to another shall not be considered a termination of employment or service. Nor shall it be considered a termination of employment or service if a Participant is placed on military or sick leave or such other leave of absence which is considered

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as continuing intact the employment or service relationship; in such a case, the employment or service relationship shall be continued until the date when the Participant's employment or service shall be terminated.

12.  ADJUSTMENTS.

     In the event of any change affecting shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, spin-off, or any other change in the corporate structure of BEI Medical Systems Company, Inc. or the Common Stock, the Committee shall make such substitution or adjustment as appropriate in the number and kind of shares reserved for issuance under the Plan and in the number and kind of shares covered by grants made under the Plan.

13.  TERMINATION AND MODIFICATION OF PLAN.

     The Board of Directors, without further approval of the stockholders, may amend, suspend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if such approval would be required for continued compliance with Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

     The Committee may amend or modify the grant of any outstanding Restricted Stock in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which restrictions on shares are to be removed, except that no modification may be made that would materially adversely affect any grant previously made under the Plan without the written approval of the Participant. The Committee is authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

14.  EFFECTIVE DATE.

     The Plan shall be effective as of January 1, 1992.

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